Exhibit 10.2

VOTING AND STANDSTILL AGREEMENT

This Voting and Standstill Agreement (this “Agreement”) is dated as of September 21, 2016, by and between T2 Biosystems, Inc., a Delaware corporation (the “Company”), Canon U.S.A., Inc., a New York corporation (the “Investor”).

RECITALS

A.                                    The Stock Purchase Agreement, dated as of September 21, 2016, by and between the Company and the Investor (the “Purchase Agreement”), provides for the issuance and sale by the Company to the Investor, and the purchase by the Investor, of shares (collectively, the “Purchased Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

B.                                    As a condition to consummating the transactions contemplated by the Purchase Agreement, the Investor and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Shares and other securities of the Company beneficially owned by the Investor and its Affiliates, and it is a condition to the closing under the Purchase Agreement that this Agreement be executed and delivered by the Investor and the Company.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

SECTION 1.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” shall have the meaning set forth in Section 2.1(a)(iii).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided, however, that the Company, any of its subsidiaries or any of the Company’s other Controlled Affiliates, in each case, will not be deemed Affiliates of the Investor for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (a) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (b) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” shall mean a day on which commercial banking institutions in New York, New York are open for business.

“Change of Control” shall mean, with respect to the Company, any of the following events: (a) any Person or Group is or becomes the beneficial owner, directly or indirectly, of a majority of the total voting power represented by all Shares of Then Outstanding Common Stock; (b) the Company consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all Shares of Then Outstanding Common Stock; (c) the Company conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly owned Affiliate of the Company or (d) individuals who constitute Continuing Directors cease for any reason to constitute at least a majority of the Board of Directors.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Common Stock” shall have the meaning set forth in the Preamble to this Agreement.

“Common Stock Equivalents” shall mean any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Competitor” shall mean any operating company with an in vitro diagnostics business or any Affiliate thereof.

“Continuing Directors” shall mean the directors of the Company on the date hereof, and each other director, if in each case, such other director’s nomination for election to the Board of Directors was recommended by, or whose appointment to the Board of Directors was approved by, at least a majority of the other Continuing Directors.

“Control” (including the correlative terms “Controlled by,” “Controlling,” and “under common Control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership or voting of securities, by contract or otherwise.

“Controlled Affiliate” shall mean, with respect to a Person, an Affiliate of such Person Controlled by such Person.

“Covered Persons” shall have the meaning set forth in Section 4.5.

“Disposition” or “Dispose of” shall mean any direct or indirect (a) offer, pledge (other than pledges in connection with bona fide debt financing transactions involving a general lien on assets of the Investor), sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement; (b) swap, hedge, derivative instrument, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise; (c) engagement in any short selling of any shares of Common Stock or Common Stock Equivalents; or (d) publicly-announced intention to effect a transaction specified in clause (a), (b) or (c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Group” shall mean two or more Persons acting as a partnership, limited partnership, syndicate or other group within the meaning of Section 13(d) of the Exchange Act.

“Initial Designee” shall have the meaning set forth in Section 4.4.

“Investor” shall have the meaning set forth in the Preamble to this Agreement.

“Investor Designee” shall have the meaning set forth in Section 4.4.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Modified Clause” shall have the meaning set forth in Section 8.7.

“Non-Controlled Affiliate” shall mean, with respect to a Person, an Affiliate of such Person that is not a Controlled Affiliate of such Person.

“Offered Securities” shall have the meaning set forth in Section 2.2.

“Offering Cap” shall mean, with respect to a Public Offering or Private Placement, the lesser of (i) (A) the total number of Offered Securities to be sold in such offering multiplied by (B) a fraction, the numerator of which is the number of shares of Common Stock beneficially owned by the Investor and its Affiliates as of immediately prior to the closing of such Public Offering or Private Placement, and the denominator of which is the Shares of Then Outstanding Common Stock immediately prior to the closing of such offering and (ii) a number of Offered Securities that would result in the Investor and its Affiliates beneficially owning 19.9% of the Shares of Then Outstanding Common Stock immediately after the closing of such offering; provided, however, that the Investor shall have the right to cure, or to cause a Non-Controlled Affiliate to cure, within a reasonable time following written notice from the Company, any inadvertent contravention of the Offering Cap caused by the beneficial ownership of Common Stock or Common Stock Equivalents by a Non-Controlled Affiliate of the Investor to the reasonable satisfaction of the Company; provided, further, that any such contravention of the Offering Cap does not, based on the reasonable advice of counsel to the Company, violate Rule 5635 of the Nasdaq Listing Rules or applicable law or cause the Company to seek stockholder approval in relation thereto.

“Original Public Acquisition Proposal” shall have the meaning set forth in Section 2.1(b)(i).

“Permitted Issuance” shall mean any issuance by the Company of Common Stock or Common Stock Equivalents (a) to the Company or a Subsidiary of the Company, (b) to officers, employees, directors or, consultants of the Company or any of its Subsidiaries or other eligible participants pursuant to the Company’s Board of Directors-approved equity incentive plans and the securities issued upon exercise or conversion thereof, (c) as consideration in a merger or acquisition of the stock or assets of another Person, (d) upon the occurrence of a stock split, stock dividend or any subdivision of the Common Stock, or any other reclassification or other similar recapitalization, (e) pursuant to the conversion or exchange of any securities of the Company into capital stock of the Company, or the exercise of any warrants or other rights to acquire capital stock of the Company, in each case, that are either outstanding on the Closing Date or that are issued in accordance with Section 2.2 hereof; (f) in connection with any private placement of warrants to purchase capital stock of the Company to lenders or other institutional investors (excluding the Company’s stockholders) in any arm’s length transaction approved by the Board in which such lenders or investors provide non-convertible debt financing to the Company or any Subsidiary of the Company; (g) in connection with a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company or any Subsidiary) relating to the operation of the Company’s or any Subsidiary’s business and for which a primary purpose thereof is not raising capital; or (h) in connection with any office lease or equipment lease or similar equipment financing transaction approved by the Board of Directors in which the Company or any Subsidiary obtains from a lessor or vendor the use of such office space or equipment for its business.

“Permitted Transfer” shall mean any (a) transfer to a Controlled Affiliate of the Investor or a parent holding company of Investor, provided that (i) the Investor shall have, within five (5) days prior to such transfer, furnished to the Company written notice of the name and address of such permitted transferee, details of its status as a permitted transferee and details of the shares of Common Stock and/or Common Stock Equivalents to be transferred, (ii) the permitted transferee, prior to or simultaneously with such transfer, shall have agreed in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement as though it were the Investor hereunder and (iii) the Investor acknowledges that it continues to be bound by all restrictions and obligations set forth in this Agreement, (b) transfer with the prior written consent of the Company, and (c) tender of any Common Stock into a Third Party Tender Offer or any transfer effected pursuant to any merger, consolidation, recapitalization or similar transaction consummated by the Company that is approved by a majority of the Board of Directors.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity.

“Private Placement” shall have the meaning set forth in Section 2.2.

“Proprietary Information” shall mean all information about the Company or any third party that is furnished by the Company or its Representatives to the Investor before the date hereof, now or in the future.  Proprietary Information does not include, however, any information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Investor, any of its Affiliates or any of their respective Representatives in violation of this Agreement; (b) was available to the Investor, any of its Affiliates or any of their respective Representatives on a non-confidential basis prior to its disclosure by the Company or its Representatives; (c) becomes available to the Investor, any of its Affiliates or any of their respective Representatives from a Person other than the Company or its Representatives who is not known by the Investor, its Affiliate, or such Representative, as applicable, to be subject to any legally binding obligation to keep such information confidential; or (d) was independently developed by the Investor, any of its Affiliates or any of their respective Representatives without reference to or use of the Proprietary Information.

“Public Offering” shall have the meaning set forth in Section 2.2.

“Purchase Agreement” shall have the meaning set forth in the Preamble to this Agreement, and shall include all appendices, exhibits and schedules attached thereto.

“Purchased Shares” shall have the meaning set forth in the Preamble to this Agreement, and shall be adjusted for (a) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (b) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Shares.

“Qualified Investor Designee” shall have the meaning set forth in Section 4.4.

“Qualifying Public Acquisition Proposal” shall mean, as it relates to any Original Public Acquisition Proposal, any proposal, offer, inquiry or indication of interest (whether binding or non-binding, and whether communicated to the Company, the Board of Directors or publicly announced to the Company’s stockholders or otherwise) by a Standstill Party relating to an alternative Acquisition Proposal.

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and between the Company and the Investor of even date herewith.

“Replacement Designee” shall have the meaning set forth in Section 4.4.

“Representatives” shall mean, as to any Person, its directors, officers, employees, agents and attorneys.

“Restricted Period” shall mean the period commencing on the Closing Date and ending on the date that is eighteen (18) months thereafter.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares of Then Outstanding Common Stock” shall mean, at any time, the issued and outstanding shares of Common Stock at such time.

“Standstill Parties” shall have the meaning set forth in Section 2.1.

“Standstill Period” shall mean the period commencing on the Closing Date and ending on the date that is twenty four (24) months thereafter.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns directly or indirectly more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

“Third Party” shall mean any Person other than the Investor, the Company or any of their respective Affiliates.

“Third Party Tender Offer” shall have the meaning set forth in Section 3.3.

SECTION 2.

STANDSTILL AND RIGHTS WITH RESPECT TO CERTAIN OFFERINGS

2.1                               Standstill.

(a)                                 During the Standstill Period, neither the Investor nor any of its Controlled Affiliates (collectively, the “Standstill Parties”) shall (and such Investor shall cause its Controlled Affiliates not to), except as expressly contemplated by this Agreement and the Purchase Agreement:

(i)                                           directly or indirectly, acquire, offer to acquire, or agree to acquire beneficial ownership of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents, or make a tender, exchange or other offer to acquire Shares of Then Outstanding Common Stock and/or Common Stock Equivalents;

(ii)                                        directly or indirectly, seek to have called any meeting of the stockholders of the Company, propose or nominate for election to the Company’s Board of Directors any person whose nomination has not been approved by a majority of the Company’s Board of Directors or cause to be voted in favor of such person for election to the Company’s Board of Directors any Shares of Then Outstanding Common Stock;

(iii)                                     directly or indirectly, make any public announcement with respect to, or submit a proposal for or offer of any transaction, or encourage or support a (or a proposal for) a tender offer, exchange offer, merger, consolidation, acquisition, arrangement, business combination, recapitalization, sale or acquisition of all or substantially all assets or other extraordinary transaction involving the Company (an “Acquisition Proposal”) by any Third Party, provided this clause shall not preclude the tender by the Investor or any permitted transferee of any securities of the Company in a Third Party Tender Offer or the vote by the Investor or such permitted transferee with respect to any Acquisition Proposal in accordance with the recommendation of the Board of Directors;

(iv)                                    directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of a majority of the Board of Directors with respect to any matter, or seek to advise or influence any Third Party, with respect to voting of any Shares of Then Outstanding Common Stock of the Company;

(v)                                       deposit any Shares of Then Outstanding Common Stock in a voting trust or subject any Shares of Then Outstanding Common Stock to any arrangement or agreement with respect to the voting of such Shares of Then Outstanding Common Stock other than as contemplated by arrangements or agreements with other Standstill Parties;

(vi)                                    otherwise act or seek to control the Board of Directors or the management or policies of the Company;

(vii)                                 enter into discussions, negotiations, arrangements or agreements or act in concert or form, join or participate in a Group with any Third Party relating to the foregoing actions referred to in (i) through (vi) above or take any action that could reasonably be expected to require the require the Company to make a public announcement regarding the possibility of any such events; or

(viii)                              publicly request or propose in writing to the Company’s Board of Directors, any member(s) thereof or any officer of the Company that the Company amend, waive, or consider the amendment or waiver of, any provisions set forth in this Section 2.1.

(b)                                 Notwithstanding anything in this Section 2 to the contrary:

(i)                                           the Standstill Parties shall not be prohibited or restricted from making and submitting (A) to the Company and/or the Board of Directors, any Acquisition Proposal that is intended by a Standstill Party to be made and submitted on a non-publicly disclosed or announced basis, or any confidential request for the Company and/or the Board of Directors to waive, amend or provide a release of any provision of this Section 2.1 (whether or not in connection with such Acquisition Proposal); and (B) to the Company, the Board of Directors, and/or the Company’s stockholders, following any Acquisition Proposal received (or entered into) by the Company, the Board of Directors or the Company’s stockholders by any Person or Group other than the Investor or any of its Affiliates that is, was or becomes, publicly disclosed or announced other than by the Standstill Parties in contravention of this Agreement (including as a result of being approved by the Board or otherwise the subject of any agreement, contract or understanding with the Company) (the “Original Public Acquisition Proposal”), a Qualifying Public Acquisition Proposal (which such Qualifying Public Acquisition Proposal may, for the avoidance of doubt, include requests for the Company and/or the Board to waive, amend or provide a release of any provision of Section 2.1(a)), or from taking any other action, whether or not otherwise restricted by Section 2.1(a), in connection with making, submitting, negotiating, effectuating or implementing any such Qualifying Public Acquisition Proposal (or any amendment, supplement or modification thereto) provided that, in the case of this sub-clause (B), the right of the Standstill Parties to make, submit, negotiate, effectuate or implement a Qualifying Public Acquisition Proposal on a publicly disclosed and announced basis shall terminate with respect to the Original Public Acquisition Proposal if such Original Public Acquisition Proposal is publicly withdrawn (or terminated) (for the avoidance of doubt, an amendment, supplement or modification to, or replacement Acquisition Proposal in respect of, such Original Public Acquisition Proposal, shall not be deemed to be a withdrawal (or termination)) before the Standstill Parties initially publicly disclose or announce such Qualifying Public Acquisition Proposal; provided, further, that the immediately preceding proviso shall not prohibit or restrict the Standstill Parties from continuing, amending, supplementing or modifying, publicly or otherwise, any such Qualifying Public Acquisition Proposal that was initially publicly disclosed or announced prior to the public withdrawal (or termination) of the Original Public Acquisition Proposal, or limit in any respect the rights of the Standstill Parties with respect to any subsequent Original Public Acquisition Proposal (whether or not made by the same Person or Group, and whether or not related in any manner to any previously withdrawn (or terminated) Original Public Acquisition Proposal);

(ii)                                        the provisions of this Section 2 shall not, and are not intended to, restrict the manner in which any Investor Designee may (A) vote on any matter submitted to the Board of Directors, (B) participate in deliberations or discussions of the Board of Directors (including making suggestions or raising issues to the Board of Directors) in his or her capacity as a member of the Board of Directors, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board of Directors or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board of Directors.  For purposes of clarity, other than as provided herein, any Investor Designee may participate fully in discussions, deliberations, negotiations or determinations, or other actions or matters with respect to which any other members of the Board of Directors participate, regarding any Acquisition Proposal, provided, that (1) such Acquisition Proposal is not made or submitted by the Standstill Parties and (2) the Investor has committed to the Company in writing not to make (directly or through its Affiliates) an alternate Acquisition Proposal with respect to such Acquisition Proposal;

(iii)                                     the restrictions in Section 2.1(a)(i) shall not prohibit the Investor Designee from receiving from the Company any equity or equity-based awards in connection with his or her service on the Board of Directors (or any committee thereof); and

(iv)                                    the restrictions in Section 2.1(a)(i) shall not prohibit the acquisition by the Standstill Parties of Common Stock or Common Stock Equivalents from (A) any Person on the open market, (B) any negotiated purchase from any Company stockholder or (C) from the Company pursuant to Section 2.2, provided that (i) the Standstill Parties shall not effect any such purchase to the extent such purchase will result in the Company having fewer than 350 Public Holders (as such term is defined in Rule 5005 of the Nasdaq Listing Rules) of Common Stock and (ii) in no event shall the Standstill Parties acquire beneficial ownership of shares of Common Stock that would result in the Investor and its Affiliates collectively owning shares of Common Stock that would exceed 19.9% of the Shares of Then Outstanding Common Stock; provided, however, that the Investor shall have the right to cure, or cause a Non-Controlled Affiliate to cure, within a reasonable time following written notice from the Company, any inadvertent contravention of such 19.9% beneficial ownership limitation caused by the beneficial ownership of Common Stock or Common Stock Equivalents by a Non-Controlled Affiliate of a Standstill Party to the reasonable satisfaction of the Company; provided, further, that any such contravention of such 19.9% beneficial ownership limitation does not, based on the reasonable advice of counsel to the Company, violate Rule 5635 of the Nasdaq Listing Rules or applicable law or cause the Company to seek stockholder approval in relation thereto.

(c)                                  If any Non-Controlled Affiliate of the Investor takes any action that would be prohibited under this Section 2.1 by a Controlled Affiliate of the Investor, upon written notice from the Company, the Investor shall use its best efforts to take appropriate measures to remedy such action to the reasonable satisfaction of the Company.

2.2                               Certain Offerings.  During the Standstill Period, if the Company proposes to issue additional shares of Common Stock or any Common Stock Equivalents (collectively, the “Offered Securities”) in a (a) broadly marketed, underwritten, public offering of Offered

Securities registered under the Securities Act other than a Permitted Issuance (a “Public Offering”), or (b) private placement or registered offering other than a Public Offering or Permitted Issuance (a “Private Placement”), the Company shall use commercially reasonable efforts to provide the Standstill Parties the opportunity to purchase up to a number of Offered Securities equal to the Offering Cap on the same terms as the other investors in such offering; provided, however, that the foregoing shall not apply to a Private Placement the success of which could reasonably be expected to be jeopardized by allowing such Standstill Parties to participate as determined in good faith by the Board of Directors.  In the event the Standstill Parties are not offered the opportunity to participate in a Private Placement pursuant to the preceding sentence, the Company shall use commercially reasonable efforts to give the Standstill Parties an opportunity to purchase the same number of Offered Securities on substantially the same terms that the Standstill Parties would have had the opportunity to purchase in the original Private Placement concurrently with or promptly following the closing of such original Private Placement.  Notwithstanding anything else in this Section 2.2 to the contrary, in no event shall Investor’s rights hereunder cause the Company, based on the reasonable advice of counsel, to violate Rule 5635 of the Nasdaq Listing Rules or applicable law without obtaining stockholder approval for such transactions or otherwise cause the Company to seek stockholder approval of such transactions thereunder.  Any Controlled Affiliates of the Investor that acquire Offered Securities pursuant to this Section 2.2 shall, as a condition to acquiring such Offered Securities, agree in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement as though it were the Investor hereunder.

2.3                               Required Dispositions.  Notwithstanding any other provision of this Agreement to the contrary, in the event that at any time during the Standstill Period the Investor and its Affiliates beneficially own more than 19.9% of the Shares of Then Outstanding Common Stock, the Investor shall (or shall cause any of its Affiliates to) promptly Dispose of a number of shares of Common Stock or Common Stock Equivalents such that the beneficial ownership of Investor and its Affiliates of shares of Common Stock following such Disposition is equal to or less than 19.9% of the Shares of Then Outstanding Common Stock; provided, however, that the Investor agrees that in no event shall the rights provided to the Investor hereunder or the beneficial ownership of shares of Common Stock or Common Stock Equivalents by the Investor and its Affiliates cause the Company, based on the reasonable advice of counsel to the Company, to violate Rule 5635 of the Nasdaq Listing Rules or applicable law without obtaining stockholder approval or otherwise cause the Company to seek stockholder approval in relation to thereto; and provided, further, that notwithstanding any provision of this Section 2.3 to the contrary, in connection with any Disposition of shares of Common Stock under this Section 2.3, the Investor shall not (and shall cause its Controlled Affiliates and use commercially reasonable efforts to cause its Non-Controlled Affiliates not to) Dispose of any shares of Common Stock or Common Stock Equivalents to a Person that such Investor or Affiliate knows (after a reasonable inquiry in a private placement) is a Competitor.

SECTION 3.

RESTRICTIONS ON DISPOSITIONS

3.1                               Lock-Up.  During the Restricted Period, without the prior approval of the Company or as otherwise contemplated by this Agreement, the Investor shall not, and shall cause its Affiliates not to, Dispose of (a) any of the Purchased Shares or any shares of Common Stock beneficially owned by such Investor or any of its Affiliates acquired after the date of this Agreement, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization, and (b) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (a) of this sentence; provided, however, that the foregoing shall not prohibit the Investor or its Controlled Affiliates that acquired Purchased Shares in a Permitted Transfer from transferring Purchased Shares to the Company or in a Permitted Transfer.

3.2                               Sale Limitations.  Subject to the restrictions set forth in Section 3.1, the Investor agrees that, for so long as the Investor’s board nomination right under Section 4.4 is in effect, except for any transfer of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by such Investor to the Company or in a Permitted Transfer, it shall not, and shall cause its Controlled Affiliates not to, Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents at any time: (a) except pursuant to (i) a registered public offering in accordance with the Registration Rights Agreement, (ii) Rule 144 under the Securities Act, (iii) a Change of Control transaction approved by the Board of Directors or (iv) pursuant to privately negotiated sales in transactions exempt from the registration requirements under the Securities Act or (b) to a Person that such Investor or Controlled Affiliate knows (after a reasonable inquiry in a private placement) is a Competitor.

3.3                               Certain Tender Offers.  Notwithstanding any other provision of this Section 3, this Section 3 shall not prohibit or restrict any Disposition of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by the Standstill Parties into (a) a tender offer by a Third Party, approved by a majority of the Board of Directors, that if completed in accordance with its terms would result in a Change of Control (a “Third Party Tender Offer”) or (b) an issuer tender offer by the Company.

3.4                               Offering Lock-Up.  For so long as the Investor holds at least 5% of the Shares of Then Outstanding Common Stock, the Investor shall, if requested by the Company and an underwriter of Common Stock of the Company in connection with any public offering involving an underwriting of Common Stock of the Company, agree not to Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents for a specified period of time, such period of time not to exceed ninety (90) days (a “Lock-Up Agreement”), provided that the Company’s directors and executive officers enter into similar agreements and the Company has used commercially reasonable efforts to seek similar agreements from other holders of at least 5% of the Shares of Then Outstanding Common Stock.  Any Lock-Up Agreement shall be in writing in a form reasonably satisfactory to the Company and the underwriter(s) in such offering.  The Company agrees that if it shall release any director, executive officer or holder of at least 5% of the Shares of Then Outstanding Common Stock from any such lock-up agreement, it shall release the Investor from the obligations of the Lock-Up Agreement on a proportionate basis relative to its ownership of Common Stock. The Company may impose stop transfer instructions with respect to and/or Common Stock Equivalents subject to the foregoing restrictions until the end of the specified period of time.

3.5                               Legend.  For so long as the Purchased Shares are subject to any of the restrictions set forth in this Section 3, the book-entry or certificated form of the Purchased Shares shall bear the following legend:

THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THE PROVISIONS OF A VOTING AND STANDSTILL AGREEMENT DATED AS OF SEPTEMBER 21, 2016. A COPY OF THE VOTING AND STANDSTILL AGREEMENT MAY BE OBTAINED FROM THE COMPANY. ANY TRANSFER IN VIOLATION OF THE VOTING AND STANDSTILL AGREEMENT IS VOID AND OF NO EFFECT.

SECTION 4.

ADDITIONAL AGREEMENTS

4.1                               Voting of Securities.  For so long as the Investor’s board nomination right under Section 4.4 is in effect, other than as permitted by this Agreement, in any vote or action by written consent of the stockholders of the Company (including, without limitation, with respect to the election of directors), the Investor shall, and shall cause its Controlled Affiliates to (and use commercially reasonable efforts to cause any Non-Controlled Affiliates to), vote or execute a written consent with respect to all voting securities of the Company as to which it is entitled to vote or execute a written consent in accordance with the recommendation of a majority of the Board of Directors; provided, however, that if any Non-Controlled Affiliate of the Investor does not vote or execute a written consent in accordance with this Section 4.1, upon written notice from the Company, the Investor shall use its best efforts to take appropriate measures to remedy such inaction to the reasonable satisfaction of the Company.

4.2                               Change of Control.  Notwithstanding Section 4.1, the Investor and its Affiliates may vote, or execute a written consent with respect to, any or all of the voting securities of the Company as to which they are entitled to vote or execute a written consent, as they may determine in their sole discretion with respect to any transaction the consummation of which would result in a Change of Control of the Company.

4.3                               Quorum.  In furtherance of Section 4.1, for so long as the Investor’s board nomination right under Section 4.4 is in effect, the Investor shall be, and shall cause each of its Controlled Affiliates (and use commercially reasonable efforts to cause any Non-Controlled Affiliates) to be, present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting; provided, however, that if any Non-Controlled

Affiliate of the Investor is not present in person or represented by proxy at stockholders’ meetings in accordance with this Section 4.3, upon written notice from the Company, the Investor shall use its best efforts to take appropriate measures to remedy such inaction to the reasonable satisfaction of the Company

4.4                               Board Nomination Right.  For so long as the Standstill Parties beneficially own at least five million (5,000,000) shares of Common Stock (as adjusted for any stock split, stock dividend or any subdivision of the Common Stock, or any other reclassification or other similar recapitalization after the date hereof), or such lesser number of shares of Common Stock which then constitute at least 10% of the Shares of Then Outstanding Common Stock, at each annual meeting of the stockholders of the Company or at any meeting of the stockholders of the Company at which members of the Board of Directors are to be elected (or, for so long as the Company has a classified Board, at any meeting of the stockholders of the Company at which Class I members of the Board are to be elected), or whenever such action is to be taken by written consent for such purposes, the Company agrees to nominate for election one individual designated by the Investor (an “Investor Designee”) who shall be reasonably acceptable to the nominating and corporate governance committee of the Board of Directors (an Investor Designee who satisfied such requirements, a “Qualified Investor Designee”).  The Investor’s initial designee under this Agreement shall be Seymour Liebman (the “Initial Designee”), whom the Company agrees is a Qualified Investor Designee.  On or prior to the Closing Date, the Company shall take all actions necessary (including, if necessary, by approving an enlargement of its Board of Directors to create a vacancy thereon) to cause the appointment to the Board of Directors of the Initial Designee effective as of the Closing Date, and thereafter, for so long as the Investor’s board nomination right under this Section 4.4 continues, the Company will use its commercially reasonable efforts to cause the election and reelection of such individual to the Board of Directors for so long as he or she is a Qualified Investor Designee (including recommending that the Company’s stockholders vote in favor of the election of such an individual and otherwise supporting him for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees), provided that if the Investor determines to designate a different individual (“Replacement Designee”) as its Investor Designee, and such Replacement Designee is a Qualified Investor Designee, such obligation shall instead apply to the Replacement Designee.  If any Investor Designee vacates the Board of Directors, the Company shall take all actions necessary to cause the appointment to the Board of Directors of a Qualified Investor Designee nominated by the Investor to fill the vacancy and thereafter the Company will use its commercially reasonable efforts to cause the election of such an individual to the Board of Directors, subject to the same conditions and limitations as set forth in the foregoing sentence.  For avoidance of doubt, the Investor shall be limited to only one designee serving on the Board at any time pursuant to this Section 4.4.  Such designee shall be entitled to the same level of directors’ and officers’ indemnity insurance coverage and indemnity and exculpation protection (including under any indemnification agreement) as the other members of the Board of Directors.  For so long as an Investor Designee serves on the Board of Directors, the Company shall maintain in place directors’ and officers’ indemnity insurance coverage in an amount deemed appropriate by the Board of Directors.  Any Investor Designee shall be subject to the same Company policies and procedures as the other directors on the Board of

Directors, including with respect to conflicts of interest and recusal from deliberations and voting.

Notwithstanding anything to the contrary herein, the Company will have the unilateral right to terminate all of the rights of the Investor set forth in this Section 4.4 in their entirety (as provided therein), upon written notice to the Investor, if any of the Standstill Parties, or any Non-Controlled Affiliates, shall have breached Section 2 of the Agreement in any material respect (as though such Section 2 were binding on the Non-Controlled Affiliates, in the case of the Non-Controlled Affiliates) and, if such breach is susceptible of cure, failed to cure such breach within 48 hours after receiving written notice of such alleged breach from the Company, and upon such termination the terminated rights or agreements shall have no further force or effect.

4.5                               Corporate Opportunity.  The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (a) any Investor Designee or (b) the Standstill Parties (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company, and waives any claim against each Covered Person arising from the fact that such Covered Person (i) pursues or acquires any such corporate opportunity for its own account or the account of any Affiliate or other person, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Company; provided, that, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing in his or her capacity as a member of the Board of Directors shall belong to the Company.

SECTION 5.

PROPRIETARY INFORMATION

5.1                               Confidentiality. Subject to Section 5.2, unless otherwise agreed to in writing by the Company and subject to any exceptions expressly set forth in the Co-Development Partnership Agreement by and between the Company and Canon U.S. Life Sciences, Inc., dated as of February 3, 2015, the Investor shall, (a) except as required by law, keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person (other than to Investor’s Affiliates, Representatives and Representatives of Investor’s Affiliates who are not Competitors and have a need to know such information for purposes of advising the Investor on its investment in the Company and who are informed by the Investor of the confidential nature of such information; provided, further that the Investor will be responsible for any violation of this Agreement by its Affiliates, its Representatives and Representatives of its Affiliates as if they were a party to this Agreement; and provided, further, that no Proprietary Information shall be disclosed or revealed to a Competitor in connection with a Permitted Transfer); (b) not use Proprietary Information for any purpose other than enabling the Investor to evaluate the Investor’s investment in the Company; and (c)

except as required by law or legal process, not disclose to any person the fact that Proprietary Information has been disclosed to the Investor, provided that, for the avoidance of doubt, the disclosure of the existence of this Agreement shall not be deemed to be a breach of the foregoing clause (c).  The obligations of the Investor contained in this Section 5.1 to keep Proprietary Information confidential shall survive any termination or expiration of this Agreement.

5.2                               Disclosure Required by Law. In the event that the Investor, any of its Affiliates or any of their respective Representatives is requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system applicable to the Investor or any of its Affiliates) or by legal process to disclose any Proprietary Information, the Investor shall provide the Company with prompt notice of such request or requirement in order to enable the Company (a) to seek an appropriate protective order or other remedy, (b) to consult with the Investor with respect to the Company’s taking steps to resist or narrow the scope of such request or legal process or (c) to waive compliance, in whole or in part, with the terms of this Section 5. In the event that such protective order or other remedy is not timely sought or obtained, or the Company waives compliance, in whole or in part, with the terms of this Section 5, the Investor shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is, in the opinion of outside legal counsel of the Investor, legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment.

5.3                               Privileged Information.  To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations and is received by the Investor or its Controlled Affiliates through an Investor Designee, the parties understand and agree that they may have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Proprietary Information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, and under the joint defense doctrine, to the extent applicable.  Nothing in this Agreement obligates the Company to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege to the Investor.

5.4                               No Warranties.  The Investor acknowledges that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and the Investor agrees that none of such Persons shall have any liability to any of the Investor, any of its Affiliates or any of their respective Representatives relating to or arising from the use of any Proprietary Information.

5.5                               Return or Destruction of Proprietary Information.  At any time, upon the request of the Company, the Investor shall promptly deliver to the Company or destroy (provided that any such destruction shall be certified by the Investor) all Proprietary Information and all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the possession of the Investor, any of its Affiliates or any of their respective Representatives; provided that the Investor, its Affiliates and their respective Representatives shall be permitted to retain a copy of such Proprietary Information to the extent such person believes in good faith that the retention of such copy is required under applicable law (including the recordkeeping requirements under the Investment Advisers Act of 1940, as amended).  The Investor acknowledges that the Company reserves the right, in its sole discretion and without giving any reason therefor, to request the return or destruction of Proprietary Information pursuant to this Section 5.5.

5.6                               Acknowledgement of Securities Law. The Investor is aware of the restrictions imposed by the United States securities law on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

SECTION 6.

TERMINATION OR SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS

Except as otherwise provided in this Agreement, this Agreement shall terminate in its entirety upon the earlier to occur of (a) the mutual written agreement of the parties and (b) the occurrence of a Change in Control.  Notwithstanding the foregoing, the rights and obligations provided in Section 4.5, Section 5, Section 7 and Section 8 shall survive termination of this Agreement.

SECTION 7.

NOTICES

All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile or electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows:

if to the Company, to:

T2 Biosystems, Inc.
101 Hartwell Avenue
Lexington, Massachusetts 02421
Attention: General Counsel
Facsimile: (781) 357-3080
E-Mail: mgibbs@t2biosystems.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
John Hancock Tower, 27th Floor
Boston, Massachusetts 02116
Attention:	Johan V. Brigham
Facsimile: 617.948.6008
E-mail: Johan.Brigham@lw.com

Evan G. Smith
Facsimile: (617) 948-6001
E-Mail: evan.smith@lw.com

if to the Investor, to:

Canon, U.S.A., Inc.
One Canon Park
Melville, New York 11747
Attention: Vice President - Legal
Telephone No.: (631) 330-5660
Facsimile No.: (631) 330-5129
E-Mail: shimelstein@cusa.canon.com

with a copy (which shall not constitute notice) to:

Canon, U.S.A., Inc.
One Canon Park
Melville, New York 11747
Attention:	Seymour Liebman, Executive Vice President,
Chief Administrative Officer & General Counsel
Telephone No.: (631) 330-5191
Facsimile No.: (631) 330-5191
E-Mail: sliebman@cusa.canon.com

and

Greenberg Traurig, LLP
One International Place, Suite 2000
Boston, Massachusetts 02110
Attention:	Bradley A. Jacobson
Facsimile: (617) 279-8402
E-mail: jacobsonb@gtlaw.com

Elizabeth W. Fraser
Facsimile: (617) 279-8427
E-mail: frasere@gtlaw.com

, or to such other person, at such other place or in such manner as one party shall designate to other party in writing.

SECTION 8.

MISCELLANEOUS

8.1                               Waivers and Amendments.  Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party.  Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Investor.

8.2                               Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, in the State of New York, solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

8.3                               Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

8.4                               Specific Performance.  The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation.  Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.  Notwithstanding this Section 8.4, except as otherwise provided herein, if any act or failure to act by a Non-Controlled Affiliate of the Investor contravenes this Agreement (or would contravene this Agreement to the extent it was binding on such Non-Controlled Affiliate, notwithstanding that it is not binding on such Non-Controlled Affiliate), upon written notice by the Company, the Investor shall use its best efforts to take or cause such

Non-Controlled Affiliate to take appropriate measures to remedy such inaction to the reasonable satisfaction of the Company.

8.5                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  Except as otherwise expressly provided herein, this Agreement, or any rights or obligations hereunder, may not be assigned by either party without the prior written consent of the other.

8.6                               Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

8.7                               Severability.  If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

8.8                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

8.9                               Entire Agreement.  This Agreement, the Purchase Agreement and the Registration Rights Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

8.10                        Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

8.11                        No Conflicting Agreements.  The Investor hereby represents and warrants to the Company that neither it nor any of its Affiliates is, as of the date of this Agreement, a party to, and agrees that , on or after the date of this Agreement, the Investor shall not (and shall cause its Controlled Affiliates and use commercially reasonable efforts to cause any Non-Controlled Affiliates not to) enter into any agreement that conflicts with the rights granted to the Company in this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

T2 BIOSYSTEMS, INC.

By:	/s/ John McDonough
Name:	John McDonough
Title:	President & CEO

INVESTOR:

CANON U.S.A., INC.

By:	/s/ Yoroku Adachi
Name:	Yoroku Adachi
Title:	Chairman & CEO